Exhibit 99.2



[GRUBB & ELLIS LOGO]                                          MEDIA RELEASE
Property Solutions Worldwide



FOR IMMEDIATE RELEASE                             CONTACT: Greg Sherwood
                                                           303.572.5542
                                                           303.898.0406 (cell)

                                                           Janice McDill
                                                           847.753.7678



                     GRUBB & ELLIS' CONTROLLING STOCKHOLDER
                        TO ACQUIRE SENIOR CREDIT FACILITY

       COMPANY ALSO RECEIVES AN ADDITIONAL $4 MILLION OF SUBORDINATED DEBT


NORTHBROOK, ILL. (May 12, 2003) -- Grubb & Ellis Company (OTC: GBEL), one of the leading providers of integrated real estate services, announced today that an affiliated entity of C. Michael Kojaian, the company's Chairman and controlling stockholder, has agreed to acquire the Company's outstanding senior credit facility. Another affiliated entity, Kojaian Funding, L.L.C., provided $4 million of working capital to the Company on May 9, 2003.

         "My decision to take these actions is based on my confidence in Grubb & Ellis' quality professionals, strong platform and long-term future," Kojaian said. "The acquisition of the Company's senior credit facility, coupled with the subordinated loan, strengthens and solidifies our capital structure and should allow Grubb & Ellis to take advantage of market opportunities."

         The $32 million senior credit facility will be acquired by May 30, 2003. The terms under which the affiliated entity of C. Michael Kojaian agreed to acquire the senior credit facility were not disclosed.

         "The fact that the our majority stockholder has agreed to take on the additional role as our creditor underscores Michael's commitment to Grubb & Ellis," said Brian Parker, Executive Vice President and Chief Financial Officer. "His actions should significantly improve our financial strength and position us to focus on executing our growth strategy."



                                     -more-
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2-2-2
05/12/03
Grubb & Ellis' Controlling Stockholder to Acquire Senior Credit Facility



         As part of the agreement to acquire the credit facility, the Company has been advised that the Kojaian-affiliated entity intends to amend the facility to effectively provide the Company with greater flexibility in connection with various financial covenants. Grubb & Ellis has previously disclosed that it had received a waiver from its current lenders with respect to the Company's continuing non-compliance regarding certain financial covenants under the credit facility, which waiver had been extended twice and is now due to expire on May 30, 2003.

         The additional $4 million in capital was provided on terms and conditions favorable to the Company. The Company is obligated to pay interest only payments during the term of the $4 million subordinated loan at the rate of 10% per annum. The loan is due on July 15, 2004, although it may be prepaid at any time by the Company without penalty. The subordinated loan will be secured by all of the assets of the Company and guaranteed by all the Company's subsidiaries, although such security interest is subordinate to interests of the senior lender under the $32 million credit facility.

GRUBB & ELLIS COMPANY

With access to collective resources of more than 8,000 people in over 200 offices in 31 countries, Grubb & Ellis is one of the world's leading providers of integrated real estate services. The company provides a full range of real estate services, including transaction, management and consultative services, to users and investors worldwide through its domestic offices and affiliates, global strategic alliances with Knight Frank, one of the leading property consulting firms in Europe, Africa and Asia Pacific, and with Canada's Avison Young. For more information, visit the company's Web site at www.grubb-ellis.com.

Forward-looking statements: Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the failure of the company's senior lenders and the affiliated entity of the Company's controlling stockholder to enter into definitive documentation by May 30, or otherwise, of which there can be no assurances; the failure to amend the senior credit facility to provide the Company with greater flexibility with respect to certain financial covenants under the credit facility, of which there can be no assurances; the Company's ability to repay the Subordinated Loan when it becomes due, of which there can be no assurances; that the amount of the Subordinated Loan is sufficient and that the Company will not require additional capital infusions at some future date, of which there can be no assurances; issues affecting real estate on both a national and local basis; general economic conditions; the ability of the Company to effectively respond to changing market conditions; and, other factors that are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and the Company's quarterly reports on Form 10-Q for the three (3) month periods ended September 30, 2002, and December 31, 2002, all of which have been filed with the Securities and Exchange Commission.


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